Exhibit 23(b)



            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Culp, Inc.:


We consent to the incorporation by reference in the registration statements (numbers 333-59512, 333-59514, 333-27519, 333-101805, 33-13310, 33-37027,
33-80206,  33-62843,  333-147663)  on  Form  S-8  of  Culp,  Inc.,  as  well  as registration statement (No. 333-141346) on Form S-3 and Form S-3/A, of our report dated July 19, 2007, with respect to the consolidated balance sheet of Culp, Inc. as of April 29, 2007, and the related consolidated statements of loss, shareholders' equity, and cash flows, for each of the years in the two-year period ended April 29, 2007, which report appears in the April 27, 2008 annual report on Form 10-K of Culp, Inc. Our report refers to a change in accounting for stock-based compensation in fiscal year 2007.

/s/ KPMG LLP

Charlotte, North Carolina
July 7, 2008